Exhibit 99.1

Ryerson Holding Corporation Announces Closing of Secondary Offering of Common Stock by its Principal Shareholder and the Concurrent Stock Repurchase

CHICAGO – May 13, 2022 - Ryerson Holding Corporation (NYSE: RYI) (the “Company” or “Ryerson”) announced today the closing of an underwritten secondary public offering of 3,500,000 shares of its common stock by an affiliate of Platinum Equity LLC (the “Selling Stockholder”). Ryerson did not offer any shares of its common stock in the offering and did not receive any of the proceeds from the sale of the shares offered by the Selling Stockholder.

Concurrently with the completion of the offering, Ryerson repurchased directly from the Selling Stockholders 1,613,022 shares of common stock. The Company funded the share repurchase with cash on hand.

“The secondary offering and concurrent share repurchase mark an important milestone in the continued transformation of Ryerson. Through this completed secondary offering and repurchase of shares by the Company, we increased our public company share float, accreted increased ownership to non-selling shareholders and completed our authorized share buyback program fourteen months ahead of schedule. This is in addition to reducing long-term debt by more than $275 million in less than two years and increasing our quarterly dividend by more than 56 percent within the past year to $0.125 per share. That is a tremendous amount of important and valuable work of which we can all be proud. We would like to thank Platinum Equity for their ongoing investment and support throughout our nearly 15-year relationship and are delighted to continue that relationship as we continue building Ryerson’s enterprise value in the years ahead.” said Eddie Lehner, Ryerson’s President and Chief Executive Officer.

“Through this transaction, Ryerson is able to create long-term shareholder value by increasing the ratio of our shares that are floating by approximately 11 percent to represent nearly 57 percent of our total shares outstanding. We estimate this repurchase of our shares to be approximately 4 percent accretive to forward earnings per share. Our strong cash flow generation enabled us to repurchase 1.6 million shares for $47.7 million at an attractive price, while completing our $50 million share buyback authorization of August 2021 more than fourteen months ahead of schedule. Accordingly, in eight months Ryerson has returned more than $60 million to shareholders in share repurchases and dividends.” stated Jim Claussen, Ryerson’s Chief Financial Offer.

The secondary offering was made pursuant to an effective shelf registration statement on Form S-3 (including a prospectus) which was filed by Ryerson with the Securities and Exchange Commission (“SEC”). You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the Offering may also be obtained by contacting: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 1-866-803-9204, or by emailing: prospectus-eg_fi@jpmchase.com.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021, our quarterly report on Form 10-Q for the quarter ended March 31, 2022, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Vice President—Finance:

Jorge Beristain

312.292.5040

investorinfo@ryerson.com